Exhibit 10.26


                              LIFECELL CORPORATION
                                One Millenium Way
                          Branchburg, New Jersey  08876

                         ____________________   __, 2000


NAME
LifeCell  Corporation
One  Millenium  Way
Branchburg,  New  Jersey  08876

          Re:     Change  in  Control  Agreement

Dear:

     We are currently parties to a severance agreement dated October 5, 1998. We believe that it is imperative that the Company be able to rely upon you to continue in your position in the event the Company receives any proposal from a third party concerning a possible business combination with, or acquisition of equity securities of, the Company, and for the Company to be able to receive and rely upon your advice as to the best interests of the Company and its shareholders without concern that you might be distracted by the personal uncertainties and risks created by such a proposal. Accordingly, we believe that it is desirable to supplement the provisions of the severance agreement to govern your rights upon a change in control of LifeCell Corporation ("LifeCell" or the "Company"). It is not intended to change your employment agreement or severance arrangements in any way except as expressly set forth herein. Accordingly, your benefits upon severance under your current severance agreement would be superseded and enhanced by the following provision if you become entitled to payment hereunder upon severance after a change of control. Your severance agreement will continue to be binding upon any severance of your employment which does not result in your obtaining the benefits of this Agreement.

          CHANGE IN CONTROL. (a) Upon the occurrence of a "Trigger Event" (as defined below), you shall be entitled to receive a lump sum payment equal to the "Payment Amount".

          (b) "Trigger Event" shall mean either (i) termination of your employment with the Company or any successor at any time during the period beginning three (3) months prior to the effective date of a Change in Control and ending twelve (12) months after the Change in Control, other than a "Termination for Cause" by the Company or termination of your employment by you without "Good Reason" during such period , or (ii) failure, upon a Change in Control, of either the Company or any successor to all or a substantial portion of the Company's business and/or assets to continue your employment as an executive officer of the Company or such successor for a period of at least twelve (12) months after the effective date of the Change in Control, with a salary at least equal to the Base Amount (as defined below) and a bonus each


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year  equal  to  no  less  than  the  Bonus  Amount (as defined below), or (iii)
termination of employment by you after failure of the Company or such successor to acknowledge or assume in writing the obligations to you set forth in your severance agreement and this letter agreement after request by you. Payment of the Payment Amount shall be due in a lump sum in full upon the date of termination of employment.

          (c) (i) The "Payment Amount" shall mean two and nine tenths (2.9) times the sum of the Base Amount and the Bonus Amount. The "Base Amount" shall mean the annualized base salary which you are earning immediately prior to the Change in Control. The "Bonus Amount" shall mean the annual bonus you received attributable to your performance during the full fiscal year immediately prior to the effective date of the Change in Control.

          (d) Upon a Change in Control, all stock options or (to the extent not prohibited by tax or other law) other unvested benefits under any compensation or employee benefit plan of the Company shall immediately become vested and exercisable by you for a period of the longer of the exercise period in effect immediately prior to the Change in Control or the period ending (90) days after the effective date of the Change in Control.

          (e) During the 12-month period following the Trigger Date, the Company or its successor shall either continue your health and medical benefits and life insurance coverage as in effect immediately before the Trigger Date at your same cost, if any, or, if a continuation of such coverages is not permitted pursuant to the terms of a plan or other applicable instrument, the Company shall provide you with substantially the same benefits (at your same cost) that were provided under such coverages.

          (f) Notwithstanding the foregoing, if the independent certified accountants of the Company notify you in writing within 15 days of a Trigger Date that payment of the Payment Amount and the other benefits hereunder would cause such payments to be nondeductible by the Company because of Section 280G of the Internal Revenue Code, the benefits and payments hereunder shall be reduced to the minimum extent necessary so that all benefits payable hereunder are deductible under Section 280G of the Code (with you having the election, in your sole discretion, as to which and how much of the benefits hereunder shall be reduced (or, with respect to the Payment Amount, returned)).

          (g)  A  "Change  in  Control"  shall  be  deemed  to have occurred if:

               (i) Any person, firm or corporation acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition, the acquirer has Beneficial Ownership of voting securities representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company; or

               (ii) the individuals (A) who, as of the date hereof constitute the Board of Directors of the Company (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company (the "Company Board") and whose election, or nomination for election, to the Company Board was approved by a vote of at least 2/3 of the Original Directors then still in


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office  (such Directors being called "Additional Original Directors") or (C) who are elected to the Company Board and whose election or nomination for election to the Company Board was approved by a vote of at least 2/3 of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Company Board; or

               (iii) The stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization (or consummation of any such transaction if stockholder approval is not sought or obtained), other than any such transaction which would result in more than 66% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

               (iv) The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale, lease or disposition by the Company of all or a substantial portion of the Company's assets (i.e. 50% or more in value of the total assets of the Company) other than to a subsidiary or affiliate.

          (h) "Good Reason" means (i) a failure of the Company or its successors without your prior consent to pay you any amounts due to you or to fulfill any other material obligations to you (after 15 days written notice to cure), (ii) a failure of the Company or its successors to maintain your position as an executive officer of the Company or its successors, (iii) any decrease in your annual compensation level or in the value of your benefits, (iv) any move of the offices of the Company or its successor without your consent such that you would be required to commute more than 25 miles more each way than you currently commute, or (v) continued employment of you by the Company or its successor would be substantially likely to cause you to breach a material obligation which you reasonably believe is owed by you to a prior employer or any other third party.

          (i) "Termination for Cause" means a termination of your employment by the Company or its successor for "cause". For purposes of this letter, "cause" means (1) conviction of any crime that constitutes a felony or a criminal offense involving moral turpitude or (2) intentionally engaging in conduct that is materially injurious to the Company or its successor which is not cured within a reasonable period of time after notice from the Company.

          (j) The Company shall notify you in writing promptly after the Company becomes aware or anticipates that a Change in Control is likely to take place.

          (k) This Agreement is binding on the Company and its successors and assigns (including but not limited to any purchaser of all or substantially all of the assets of the Company as defined in (g)(iv) above). If the Company or its successors do not timely make all payments owed to you, whether due hereunder or otherwise due to you, and you retain counsel to enforce your rights


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to  payment,  the Company and its successors and assigns shall also be obligated to reimburse you for all reasonable attorneys fees incurred in collecting amounts due to you.

          (l) This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect so long as you are employed by the Company unless terminated by mutual consent of both parties in writing.

          (m) This Agreement shall not affect any rights of the Company or you prior to a Change in Control or any of your rights granted in any other agreement, plan or arrangements, except that if you receive all payments hereunder, you shall not be entitled to receive any payments or benefits under your severance agreement. The rights, duties and benefits provided hereunder shall only become effective upon a Change in Control. If your employment by the Company is terminated for any reason prior to the date three months prior to the effective date of a Change in Control, this Agreement shall thereafter be of no further force and effect.

          Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms.

                                               Sincerely,


                                               David  Thompson,  Chair,
                                               Compensation  Committee

Accepted:


__________________________
NAME


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